Exhibit 10.21

Executive Officer Annual Base Salaries

On September 12, 2014, at a meeting of the Board of Directors (the “Board”) of Virobay, Inc. (the “Company”), the Board approved annualized base salaries for the Company’s executive officers and certain employees as set forth below. The annualized base salaries are effective immediately as of the closing of the Company’s initial public offering.

Name	Title	Annualized Base Salary
Robert F. Booth, Ph. D.	President and Chief Executive Officer	$415,000
James H. Welch	Chief Financial and Accounting Officer, Secretary and Compliance Officer	$300,000
David B. Karpf, M.D.	Chief Medical Officer	$320,000
Anantha R. Sudhakar, Ph.D.	Vice President, Chemistry, Manufacturing and Controls	$265,000